Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
PG&E Corporation
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, no par value per share	457(r)	55,961,070 (1)(2)	$20.55 (2)	$1,149,999,988.50 (2)	0.00015310	$176,065

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts				—	$1,149,999,988.50	—	$176,065

	Total Fees Previously Paid				—	—	—	—

	Total Fee Offsets				—	—	—	—

	Net Fee Due				—	—	—	$176,065

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), PG&E Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on
Form S-3
(Registration
No. 333-277286),
filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2024. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated December 3, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)	Assumes full exercise of the underwriters’ option to purchase up to an additional 7,299,269 shares of the Company’s Common Stock, no par value per share, solely to cover over-allotments, if any.